ETF Opportunities Trust 485BPOS

Exhibit 99(d)(24)

INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT made the 26th day of September 2023, by and between ETF Opportunities Trust, a Delaware statutory trust (hereinafter referred to as the “Trust”), and IDX Advisors, LLC, a Florida limited liability company (hereinafter referred to as “Advisor”) with its principal place of business located at 2201 E. Camelback Road, Suite 605, Phoenix, Arizona 85016 with respect to the series portfolios of the Trust identified in this Agreement (each a “Fund”).

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Advisor is an investment Advisor registered as such with the Commission under the Investment Advisors Act of 1940, as amended (the “Advisors Act”); and

WHEREAS, This Agreement is made effective as to each Fund as of the date set forth on the set of schedules to this Agreement identified as “Schedule A” and then numerically designated (e.g., Schedule A-1) attached hereto as of the “Effective Date” noted on each Schedule A with respect to each of the Funds;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, it is agreed by and between the parties, as follows:

1.	General Provision.

a.          The Trust hereby engages Advisor and Advisor hereby accepts such engagement, to act as the investment Advisor of the Fund identified in each Schedule A to this Agreement and to perform for the Fund such other duties and functions as are hereinafter set forth. Advisor shall, in all matters, give to the Fund and the Trust’s Board of Trustees the benefit of its best judgment, effort, advice and recommendations and shall at all times use its best efforts to conform to and enable the Fund to conform to: (i) the provisions of the Investment Company Act and any rules or regulations thereunder; (ii) any order or no-action relief of the Commission applicable to the operation of the Fund; (iii) any other applicable provisions of state or federal law; (iv) the provisions of the Declaration of Trust and By-Laws of the Trust, as amended from time to time; (v) any other policies, procedures and determinations of the Board of Trustees of the Trust; (vi) the fundamental policies and investment restrictions of the Fund as reflected in the Trust’s registration statement under the Investment Company Act; and (vii) the Prospectus and Statement of Additional Information of the Trust in effect from time to time. The appropriate officers, contractors and employees of Advisor shall be available upon reasonable notice for consultation with any of the trustees and officers of the Trust with respect to any matters dealing with the business and affairs of the Trust as they pertain to the Fund, including the valuation of any of the Fund’s portfolio securities which do not have readily available market quotations per Section 3 hereof.

2.	Investment Management.

a.          Advisor shall, subject to the direction and control by the Trust’s Board of Trustees: (i) regularly provide investment advice and recommendations to the Fund with respect to its investments, investment policies and the purchase and sale of securities; (ii) designate the identity, quantity and weighting of the securities (and amount of cash, if any) to be accepted in exchange for “creation units” of the Fund or that will be applicable that day to redemption requests received by the Fund; (iii) supervise continuously the investment program of the Fund and the composition of its portfolio and determine what securities shall be purchased or sold by the Fund; and ( iv) arrange, subject to the provisions of Section 7 hereof, for the purchase of securities and other investments for the Fund and the sale of securities and other investments held in the portfolio of the Fund.

b.          Provided that the Trust shall not be required to pay any compensation other than as provided by the terms of this Agreement and subject to the provisions of Section 7 hereof, Advisor may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

c.          The Advisor may, from time to time, hire one or more sub-Advisors, including, without limitation, affiliates of Advisor, to perform investment advisory services with respect to the Fund(s) or any portion thereof. In addition, the Advisor has the authority to (i) select new or additional sub-Advisors for each Fund, (ii) enter into and materially modify existing sub-advisory agreements, and (iii) terminate and replace any sub-Advisor. Each such action described in this paragraph is subject to the approval of the Board of Trustees, including a majority of the Trustees of the Trust who are not "interested persons" (as defined in the Investment Company Act) of the Trust or the Advisor (collectively, the “Independent Trustees”), and the terms of any applicable exemptive relief obtained from the Commission. The retention of a sub-Advisor by the Advisor shall not relieve the Advisor of its responsibilities under this Agreement.

d.          Nothing in this Agreement shall prevent Advisor or any officer or contractor or other related party thereof from acting as investment Advisor for any other person, firm or corporation and shall not in any way limit or restrict Advisor or any of its directors, officers, stockholders, contractors, other related parties or employees from buying, selling or trading any securities for its or their own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by Advisor of its duties and obligations under this Agreement and under the Advisors Act.

e.          To carry out the duties and responsibilities provided hereunder, Advisor is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Fund, to place orders and issue instructions for the Fund. In all purchases, sales and other transactions in securities for the Fund, Advisor is authorized to exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

3.	Other Duties of Advisor.

Advisor shall, at its own expense, provide and supervise the activities of all administrative and clerical personnel as shall be required to provide effective corporate management and administration for the Fund, including (i) the compilation and maintenance of such records with respect to its operations as may reasonably be required; (ii) the preparation and filing of such reports with respect thereto as shall be required by the Commission; (iii) the composition of periodic reports with respect to its operations for shareholders of the Fund; (iv)   the composition of proxy materials for meetings of the Fund’s shareholders; (v) the composition of such registration statements as may be required by Federal securities laws for continuous public sale of shares of the Fund and (vi) at Advisor’s discretion, the development and implementation, if appropriate, of management and shareholder services designed to enhance the value or convenience of the Fund as an investment vehicle.

4.	Unitary Fee; Allocation of Expenses.

During the term of this Agreement, Advisor shall pay all of the expenses of the Fund (excluding any advisory or sub-advisory fees but including compensation of the Independent Trustees), except for (i) the fee payment under this Agreement, (ii) distribution fees or expenses under the Fund’s 12b-1 plan (if any), (iii) interest expenses, (iv)   taxes, (v) acquired fund fees and expenses, (vi) brokers’ commissions and any other portfolio transaction-related expenses and fees arising out of transactions effected on behalf of the Fund, (vii) credit facility fees and expenses, including interest expenses, and (viii) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business. For the avoidance of doubt, Advisor’s payment of such expenses may be accomplished through the Fund’s payment of such expenses and a corresponding reduction in the fee payable to Advisor pursuant to Section 5 hereof; provided, however, that if the amount of expenses paid by the Fund exceeds the fee payable to Advisor pursuant to Section 5 hereof, Advisor will reimburse the Fund for such excess amount.

Any officers or employees of Advisor or any entity controlling, controlled by or under common control with Advisor, who may also serve as officers, trustees or employees of the Trust shall not receive any compensation from the Trust for their services. The expenses with respect to any two or more series of the Trust shall be allocated in proportion to the net assets of the respective series except where allocations of direct expenses can be made.

5.	Compensation of Advisor.

The Trust agrees to pay Advisor on behalf of the Fund and Advisor agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a management fee payable monthly and calculated on the daily net assets of the Fund at an annual rate as noted in each Schedule A of this Agreement.

The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement with respect to a Fund and shall be prorated as set forth below. If this Agreement is terminated with respect to a Fund before the end of any calendar month, the advisory fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 30 days after the date of termination.

The Advisor shall look exclusively to the assets of each Fund for payment of that Fund’s advisory fee.

The Advisor may voluntarily or contractually waive the Advisor’s own advisory fee.

6.	Portfolio Transactions and Brokerage.

a.          Advisor is authorized, in arranging the Fund’s portfolio transactions, to employ or deal with such members of securities or commodities exchanges, brokers or dealers, including “affiliated” broker-dealers (as that term is defined in the Investment Company Act) (hereinafter “broker-dealers”), as may, in its best judgment, implement the policy of the Fund to obtain “best execution,” for these transactions, which is understood to mean prompt and reliable execution at the most favorable price obtainable . The Advisor shall not be precluded from obtaining, consistent with the provisions of Subsection (c) of this Section the benefit of such investment information or research as will be of significant assistance to the performance by Advisor of its investment management functions.

b.          Advisor shall select broker-dealers to effect the Fund’s portfolio transactions based on its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by Advisor based on all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Fund’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund.

c.          Advisor shall have discretion, in the interests of the Fund, to allocate brokerage on the Fund’s portfolio transactions to broker-dealers, other than an affiliated broker-dealer, qualified to obtain best execution of such transactions who provide brokerage and/or research services (as such services are defined in Section 28(e)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) for the Fund and other accounts for which Advisor or its affiliates exercise “investment discretion” (as that term is defined in Section 3(a)(35) of the Exchange Act) and to cause the Trust to pay such broker-dealers a commission for effecting a portfolio transaction for the Fund that is in excess of the amount of commission another broker-dealer adequately qualified to effect such transaction would have charged for effecting that transaction, if Advisor determines, in good faith, that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of Advisor and its investment advisory affiliates with respect to the accounts as to which they exercise investment discretion. In reaching such determination, Advisor will not be required to place or attempt to place a specific dollar value on the brokerage and research services provided or being provided by such broker-dealer. In demonstrating that such determinations were made in good faith, Advisor shall be prepared to show that all commissions were allocated for the purposes contemplated by this Agreement and that the total commissions paid by the Trust over a representative period selected by the Trust’s trustees were reasonable in relation to the benefits to the Fund.

d.          Advisor shall have no duty or obligation to seek advance competitive bidding for the most favorable commission rate applicable to any particular portfolio transactions or to select any broker- dealer on the basis of its purported or “posted” commission rate but will, to the best of its ability, endeavor to be aware of the current level of the charges of eligible broker-dealers and to minimize the expense incurred by the Fund for effecting its portfolio transactions to the extent consistent with the interests and policies of the Fund as established by the determinations of the Board of Trustees of the Trust and the provisions of this Section 7.

e.          On occasions when Advisor deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of Advisor and its affiliates, Advisor to the extent permitted by applicable laws and regulations, may, but will be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Advisor in the manner which Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients over time. The Trust agrees that Advisor and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Funds. The Trust acknowledges that Advisor and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Funds, and that Advisor will carry out its duties hereunder together with its duties under such relationships.

f.          The Trust recognizes that an affiliated broker-dealer: (i) may act as one of the Fund’s regular brokers so long as it is lawful for it so to act; (ii) may be a major recipient of brokerage commissions paid by the Trust; and (iii)  may effect portfolio transactions for the Fund only if the commissions, fees or other remuneration received or to be received by it are determined in accordance with procedures contemplated by any rule, regulation or order adopted under the Investment Company Act for determining the permissible level of such commissions.

7.	Duration.

This Agreement, with respect to each Fund (including any series of the Trust added to this Agreement by execution of an amended or new Schedule A), will take effect on the date set forth next to that Fund’s name in the applicable Schedule A. Unless earlier terminated pursuant to Section 10 hereof, this Agreement, with respect to each Fund, shall remain in effect until two years from the effective date specified in the appliable Schedule A, and thereafter will continue annually, so long as such continuance shall be approved at least annually by the Trust’s Board of Trustees, including the vote of the majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, or by the holders of a “majority” (as defined in the Investment Company Act) of the outstanding voting securities of the Fund and by such a vote of the Trust’s Board of Trustees.

8.	Termination.

This Agreement may be terminated: (i) by Advisor at any time without penalty upon giving the Trust 60 days’ written notice (which notice may be waived by the Trust); or (ii) by the Trust at any time without penalty upon 60 days’ written notice to Advisor (which notice may be waived by Advisor) provided that such termination by the Trust shall be directed or approved by the vote of a majority of all of the trustees of the Trust then in office or by the vote of the holders of a majority of the outstanding voting securities of the Fund, as defined in the Investment Company Act.

9.	Assignment or Amendment.

This Agreement may not be amended without the affirmative vote of the Board of Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purposes of voting on such approval and, where required by the Investment Company Act, by a vote or written consent of a majority of the outstanding voting securities of the Fund, and shall automatically and immediately terminate in the event of its “assignment,” as defined in the Investment Company Act.

10.	Disclaimer of Trustee or Shareholder Liability

Advisor understands and agrees that the obligations of the Trust under this Agreement are not binding upon any Trustee or shareholder of the Trust or Fund personally but bind only the Trust and the Trust’s property. Advisor represents that it has notice of the provisions of the Declaration of Trust of the Trust disclaiming Trustee or shareholder liability for acts or obligations of the Trust and agrees that obligations, if any, assumed by the Trust pursuant to this Agreement will be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder will be limited to the respective assets of the Fund.

11.	Limited Liability.

Advisor and its affiliates shall not be liable for any loss sustained by reason of good faith errors or omissions in connection with any matters to which this Agreement relates, provided that nothing herein shall be deemed to protect Advisor or its affiliates from willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the Agreement,.

12.	Notice.

Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first-class mail, postage prepaid, to the respective parties at their last known address, or by e-mail to a designated contact of the other party at the addresses below or such other address as the parties may designate from time to time.

If to the Trust

ETF Opportunities Trust

8730 Stony Point Parkway, Suite 205

Richmond, Virginia 23235

Attention: President

With copy to:

Practus, LLP

11300 Tomahawk Creek Parkway, Suite 310

Leawood, Kansas 66211

Attention: John H. Lively

If to the Advisor

IDX Advisors, LLC

Attention: President

2201 E. Camelback Road, Suite 605

Phoenix, AZ 85016

With a copy to:

FinTech Law, LLC

6224 Turpin Hills Dr.

Cincinnati, OH 45244

13.	Non-Exclusive Services.

The services of the Advisor to the Trust are not deemed exclusive, and the Advisor shall be free to render similar services to others, to the extent that such service does not affect the Advisor’s ability to perform its duties and obligations hereunder.

14.	Limited Trademark License.

The parties agree that the name of the Advisor, any Sub-Advisor, the names of any affiliates of the Advisor or a Sub-Advisor and any derivative or logo or trademark or service mark or trade name are the valuable property of the Advisor, the Sub-Advisor, or their respective affiliates, as applicable. The Advisor grants to the Trust a limited, non-transferable license to use the name “IDX” name, derivatives, logos, trademarks or service marks, or trade names (collectively, “Marks”) only with the prior written approval of the Advisor, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.. This authorization is not exclusive of the right of the Advisor itself to use, or to authorize others to use, the Marks; the Trust acknowledges and agrees that, as between the Trust and the Advisor, the Advisor has the right to use, or authorize others to use, the Marks. The Trust shall: (i) only use the Marks in a manner consistent with uses approved by the Advisor; (ii) use its best efforts to maintain the quality of the services offered using the Marks; and (iii) adhere to such other specific quality control standards as the Advisor may from time to time promulgate. If the Trust makes any unauthorized use of the Adviser’s or any Sub-Adviser’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Adviser and/or Sub-Adviser(s) shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

As soon as practicable following the termination of this Agreement, but in no event longer than three months, the Trust shall cease the use of the Marks.

5       Governing Law.

This Agreement shall be governed by and construed to be in accordance with the laws of the State of Delaware, without preference to choice of law principles thereof, and in accordance with the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to any interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the Commission or its staff. In addition, where the effect of a requirement of the Investment Company Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the Commission or its staff, such provision shall be deemed to incorporate the effect of such revised rule, regulation, order or interpretation.

16.	Definitions.

The terms and provisions of this Agreement shall be interpreted and defined in a manner consistent with the provisions and definitions of the Investment Company Act.

The signatures are located on the next page.

IN WITNESS WHEREOF, the parties hereto have this Agreement to be executed by their duly authorized officers on the day and year first written above.

ETF OPPORTUNIES TRUST, FOR THE FUNDS LISTED IN EACH SCHEDULE A HEREOF:

Signature

By:	David A. Bogaert

Title:	President

IDX Advisors, LLC

Signature

By:	Andrew Swan

Title:	CEO

Schedule A-1

Funds, Effective Date and Compensation to Advisor

The fee payable by the Trust on behalf of each Fund shall be calculated on the daily net assets of each Fund at an annual rate as noted below:

Fund	Effective Date	Compensation
IDX Dynamic Innovation ETF	September 26, 2023	0.75%
IDX Dynamic Fixed Income ETF	September 26, 2023	0.70%